Exhibit 99.2

Terasen Inc. 1111 West Georgia Street Vancouver, B.C. V6E 4M4 Tel: (604) 443-6500 www.terasen.com
News Release FOR IMMEDIATE RELEASE November 30, 2005 Terasen completes plan of arrangement with Kinder Morgan, Inc.

Vancouver, British Columbia - November 30, 2005 – Terasen Inc. announced today that the Plan of Arrangement with Kinder Morgan, Inc. (“KMI”) has been completed and KMI, through a wholly-owned subsidiary, has acquired all of the issued and outstanding common shares of Terasen. It is anticipated that the common shares of Terasen will be delisted from the Toronto Stock Exchange following close of markets today.

Under the Plan of Arrangement, shareholders of Terasen were entitled to elect to receive cash, common shares of KMI or a mixture of cash and common shares of KMI by submitting valid elections to CIBC Mellon Trust Company (the “Depositary”) prior to the election deadline on November 22, 2005. Shareholders who did not submit a valid election prior to the election deadline were deemed under the Plan to have elected to receive a mixture of cash and common shares of KMI.  All elections and deemed elections under the Plan were subject to proration based on elections made.  Terasen issued a press release on November 25, 2005 indicating the preliminary results of the proration calculations and the consideration to which Terasen shareholders are entitled. These calculations, which are now final, have not changed.

Terasen shareholders must submit a Letter of Transmittal and the certificates representing their Terasen common shares to the Depositary to receive the consideration to which they are entitled under the Plan.  Further information as to the procedures to be followed are contained in Terasen’s Information Circular dated September 12, 2005 or can be obtained from the Depositary by calling (604) 891-3003. Terasen shareholders who submitted valid Letters of Transmittal and share certificates prior to the election deadline can expect to receive cheques and share certificates for the cash and KMI common shares to which they are entitled in approximately one week. Other Terasen shareholders can expect to receive cheques and share certificates approximately one week after submitting the required materials to the Depositary.

(MORE)

Terasen Inc. is a leading provider of energy and utility services.  Through Terasen Gas and Terasen Gas (Vancouver Island), the company distributes natural gas to more than 880,000 customers, representing more than 95 per cent of natural gas consumers in British Columbia. Through Terasen Pipelines, the company provides petroleum transportation services from the Athabasca oil sands to Edmonton, and from Alberta to British Columbia, Washington State, the U.S. Rocky Mountain region and the U.S. Midwest.  Further information can be found on Terasen’s website at www.terasen.com.

Kinder Morgan, Inc. (NYSE: KMI) is a leading North American energy transportation and distribution company with approximately 40,000 miles of natural gas and petroleum transportation pipelines, 1.1 million natural gas distribution customers and 150 terminals.  Kinder Morgan, Inc. owns the general partner interest of Kinder Morgan Energy Partners, L.P. (NYSE: KMP), one of the largest publicly traded pipeline limited partnerships in the United States.  Combined, the two companies have an enterprise value of more than $35 billion.

Media contact:

Dean Pelkey, Media Relations Manager

Terasen Gas

Phone: (604) 576-7300

Email: dean.pelkey@terasengas.com